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                                EXHIBIT 2(B)(2)

             TOMOKA BANCORP, INC. 1994 DIRECTORS' STOCK OPTION PLAN



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                              TOMOKA BANCORP, INC.
                       1994 DIRECTORS' STOCK OPTION PLAN

                                   ARTICLE I
                      ESTABLISHMENT OF A STOCK OPTION PLAN

         SECTION 1.01 GENERAL. Tomoka Bancorp, Inc. ("Company") hereby establishes this 1994 Directors' Stock Option Plan ("Directors' Plan") upon the terms and conditions hereinafter stated. The purpose of the Directors' Plan is to improve the growth and profitability of the Company by attracting and retaining qualified non-employee directors and providing such directors with a proprietary interest in the Company through non-discretionary grants of non-qualified stock options (an "Option" or "Options") to purchase shares of the Company's common stock, par value $5.00 per share ("Common Stock").

                                   ARTICLE II
                     ADMINISTRATION OF THE DIRECTORS' PLAN

         SECTION 2.01 ADMINISTRATION. The Directors' Plan shall be administered by a committee of the Board of Directors of the Company (the "Committee"). The Committee shall be comprised of between three to five directors which shall have the power, subject to and within the limits of the express provisions of the Directors' Plan, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Directors' Plan.

         SECTION 2.02 COMPLIANCE WITH LAW AND REGULATIONS. All Options granted hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of or obtaining of consents or approvals with respect to such shares under any federal or state law or any rule or regulation of any government body, which the Company shall, in its sole discretion, determine to be necessary or advisable. Moreover, no Option may be exercised if such exercise or issuance would be contrary to applicable laws and regulations.

         SECTION 2.03 RESTRICTIONS ON TRANSFER. The Company may place a legend upon any certificate representing shares acquired pursuant to an Option granted hereunder noting that the transfer of such shares may be restricted by applicable laws and regulations.

                                  ARTICLE III

                                  ELIGIBILITY

         SECTION 3.01 EXISTING DIRECTORS. Options shall be awarded pursuant to the terms hereof to each director of the Company who is not an employee of the Company or any subsidiary of the Company ("non-employee director"). No honorary directors, advisory directors or directors emeritus shall be entitled to receive Options hereunder.

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         SECTION 3.02 NEW DIRECTORS. Directors who are subsequently added to the Board of Directors after the date of grant would be eligible to participate in the Directors' Plan to the extent shares may be available for issuance as provided in Section 5.03 hereof and to the extent such shares are awarded by the Committee.

                                   ARTICLE IV
                  COMMON STOCK COVERED BY THE DIRECTORS' PLAN

         SECTION 4.01 OPTIONS SHARES. The aggregate number of shares of Common Stock of the Company which may be issued pursuant to the Directors' Plan, subject to adjustment as provided in Article VII, shall be 60,000 shares of the Company's Common Stock. None of such shares shall be the subject of more than one Option at any time, but if an Option as to any shares is surrendered before exercise or for any other reason ceases to be exercisable, the number of shares covered thereby shall again become available for grant under the Directors' Plan as if no Options had been previously granted with respect to such shares.

         SECTION 4.02 SOURCE OF SHARES. The shares of Common Stock issued under the Directors' Plan shall be authorized but previously unissued shares.

                                   ARTICLE V
                                 OPTION GRANTS

         SECTION 5.01 OPTION GRANTS. Non-employee directors of the Company shall be granted two options to purchase shares of Common Stock. The first option shall be made on or about April 26, 1994 and the second option shall be made on or about April 26, 1995. The first option shall be for a number of shares of Common Stock equal to the number of shares owned directly by each director on the date of grant, up to 3,000 shares. The second option shall be for a number of shares of Common Stock equal to the number of shares owned directly by each director on the date of grant, less the number of any shares of Common Stock which are the subject of the first option, up to 3,000 shares.

        SECTION 5.02 VESTING OF OPTIONS. Each option shall vest and be exercisable only after the second anniversary of its grant.

         SECTION 5.03 ADDITIONAL GRANTS. In the event a director relinquishes his or her shares or does not satisfy the vesting requirements herein, the Committee has the authority to reallocate the unexercised shares to the then directors serving on the Board or to any new directors that may be added to the Company's Board.

                                   ARTICLE VI
                          OPTION TERMS AND CONDITIONS

        SECTION 6.01 OPTION AGREEMENT. The proper officers of the Company and each

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optionee shall execute an Option Agreement which shall set forth the total number of shares of Common Stock to which it pertains, the exercise price and such other terms, conditions and provisions as are appropriate, provided that they are not inconsistent with the terms, conditions and provisions of the Directors' Plan. Each optionee shall receive a copy of his executed Option Agreement.

         SECTION 6.02 OPTION EXERCISE PRICE. The per share exercise price at which the shares of Common Stock may be purchased upon exercise of an Option granted pursuant to this Article VI hereof shall be equal to the fair market value of a share of Common Stock as of the date of grant. For purposes of the Directors' Plan, the fair market value of a share of Common Stock shall be the price of a share of Common Stock on the date of grant as determined by an independent appraiser chosen by management.

         SECTION 6.03 EXERCISE AND DURATION OF OPTIONS. Subject to the vesting provisions of Section 5.02 herein, each Option, or portion thereof, shall be exercisable at any time until five (5) years after the date of grant; provided that no Option or portion thereof may be exercised until the stockholders of the Company have approved the Directors' Plan by such vote as may be required by applicable laws and regulations.

         SECTION 6.04 ACCELERATION OF EXERCISE FOR TERMINATION DUE TO DEATH, DISABILITY, RETIREMENT OR RESIGNATION. If an optionee dies while serving as a non-employee director or terminates his service as a non-employee director as a result of disability, retirement or resignation without having fully exercised his Options, the optionee or the executors, administrators, legatees or distributees of his estate shall have the right to exercise such Options within one year after the optionee ceases to be a director; provided that no Option shall be exercisable by such executors, administrators, legatees, or distributees more than five (5) years from the date of grant.

         SECTION 6.05 OPTIONS OF REMOVED DIRECTOR. Options granted to a non-employee director who is removed for cause pursuant to the Company's Articles of Incorporation shall terminate as of the effective date of such removal.

         SECTION 6.06 NONASSIGNABILITY. Options shall not be transferable by an optionee except by will or the laws of descent and distribution, and during an optionee's lifetime shall be exercisable only by such optionee or the optionee's guardian or legal representative.

         SECTION 6.07 MANNER OF EXERCISE. Options may be exercised in whole or in part and at one time or from time to time. The procedures for exercise shall be set forth in a written Option Agreement as provided for in Section 6.01 herein.

         SECTION 6.08 PAYMENT OF SHARES. Payment in full of the purchase price for shares of Common Stock purchased pursuant to the exercise of an Option shall be made to the Company upon exercise of the Option. Payment for shares may be made by the optionee in cash or by delivering shares of Common Stock (including shares acquired pursuant to the

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exercise of an Option) equal in fair market value to the purchase price of the shares to be acquired pursuant to the Option, or any combination of the foregoing.

         SECTION 6.09 VOTING AND DIVIDEND RIGHTS. No optionee shall have any voting or dividend rights or other rights of a stockholder in respect of any shares of Common Stock covered by an Option prior to the time that his name is recorded on the Company's stockholder ledger as the holder of record of such shares acquired pursuant to an exercise of an Option.

                                  ARTICLE VII
                        ADJUSTMENTS FOR CAPITAL CHANGES

         SECTION 7.01 ADJUSTMENTS. The aggregate number of shares of Common Stock available for issuance under the Directors' Plan, the number of shares to which any Option relates and the exercise price per share of Common Stock under any Option shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the effective date of the Directors' Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company. If, upon a merger, consolidation, reorganization, liquidation, recapitalization or the like of the Company, the shares of the Company's Common Stock shall be exchanged for other securities of the Company or of another corporation, each recipient of an Option shall be entitled, subject to the conditions herein stated, to purchase or acquire such number of shares of Common Stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock of the Company which such optionees would have been entitled to purchase or acquire except for such action. The appropriate adjustments shall be made to the per share exercise price of outstanding Options.

                                  ARTICLE VIII
                AMENDMENT AND TERMINATION OF THE DIRECTORS' PLAN

         SECTION 8.01 AMENDMENT OR TERMINATION. The Board may at any time, by resolution, terminate, amend or revise the Directors' Plan with respect to any shares of Common Stock as to which Options have not been granted; provided, however, that no amendment which (a) changes the maximum number of shares that may be sold or issued under the Directors' Plan (other than in accordance with the provisions of Article VIII) or (b) changes the class of persons that maybe granted Options shall become effective until it receives the approval of the stockholders of the Company, and further provided that the Board may determine that stockholder approval for any other amendment to the Directors' Plan may be advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange listing requirements. The Board may not, without the consent

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of the Holder of an Option, alter or impair any Option previously granted under the Directors' Plan as specifically authorized herein. Notwithstanding anything contained in the Directors' Plan to the contrary, the provisions of Articles III, V and VI of the Directors' Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated under such statutes.

                                   ARTICLE IX
                  EFFECTIVE DATE OF THE DIRECTORS' PLAN; TERM

         SECTION 9.01 EFFECTIVE DATE OF THE PLAN. The Directors' Plan shall become effective upon the date of its adoption by the Company's Board ("Effective Date"), provided that no shares of Common Stock may be issued pursuant to the Directors' Plan until the Directors' Plan is approved by the stockholders of the Company by a majority vote of the Company's outstanding shares of Common Stock.

         SECTION 9.02 TERM OF PLAN. Unless sooner terminated, the Directors' Plan shall remain in effect for a period of five (5) years ending on the fifth anniversary of the Effective Date. Termination of the Directors' Plan shall not affect any Options previously granted and such Options shall remain valid and in effect until they (a) have been fully exercised, (b) are surrendered, or (c) expire or are forfeited in accordance with their terms.

                                   ARTICLE X

                                 MISCELLANEOUS

         SECTION 10.1 RIGHTS TO CONTINUE AS A DIRECTOR. Neither the Directors' Plan nor the grant of any Options hereunder nor any action taken by the Board in connection with the Directors' Plan shall create any right on the part of any non-employee director of the Company to continue as such.

         SECTION 10.2 WITHHOLDING. The Company may withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of such cash payment is insufficient, the Company may require the optionee to pay to the Company the amount required to be withheld as a condition to delivering the shares acquired pursuant to an Option.

         The foregoing Directors' Plan was adopted by the Company's Board of Directors on March ___, 1994.

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